Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Third Quarter 2023 Results

Achieves Record Investment Grade Exposure Approaching 69% of Annualized Base Rents

Royal Oak, MI, October 24, 2023 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2023. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2023 Financial and Operating Highlights:

▪	Invested approximately $411 million in 98 retail net lease properties
▪	Completed eight development or Developer Funding Platform (“DFP”) projects representing total committed capital of over $41 million
▪	Net Income per share attributable to common stockholders decreased 12.4% to $0.41
▪	Core Funds from Operations (“Core FFO”) per share increased 2.1% to $0.99
▪	Adjusted Funds from Operations (“AFFO”) per share increased 4.2% to $1.00
▪	Declared an October monthly dividend of $0.247 per common share, a 2.9% year-over-year increase
▪	Closed on an unsecured $350 million 5.5-year term loan at a 4.52% fixed rate inclusive of prior hedging activity
▪	Sold 1,327,130 shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for net proceeds of approximately $87 million
▪	Settled 4,251,771 shares of outstanding forward equity for net proceeds of approximately $290 million
▪	Balance sheet well positioned at 4.5 times net debt to recurring EBITDA

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended September 30, 2023 increased 5.6% to $39.7 million, compared to $37.6 million for the comparable period in 2022. Net Income per share for the three months ended September 30th decreased 12.4% to $0.41, compared to $0.46 per share for the comparable period in 2022.

Net Income for the nine months ended September 30, 2023 increased 11.8% to $118.4 million, compared to $105.9 million for the comparable period in 2022. Net Income per share for the nine months ended September 30th decreased 9.4% to $1.26, compared to $1.39 per share for the comparable period in 2022.

Core FFO

Core FFO for the three months ended September 30, 2023 increased 23.3% to $96.4 million, compared to Core FFO of $78.2 million for the comparable period in 2022. Core FFO per share for the three months ended September 30th increased 2.1% to $0.99, compared to Core FFO per share of $0.97 for the comparable period in 2022.

Core FFO for the nine months ended September 30, 2023 increased 24.4% to $276.8 million, compared to Core FFO of $222.4 million for the comparable period in 2022. Core FFO per share for the nine months ended September 30th increased 0.8% to $2.94, compared to Core FFO per share of $2.92 for the comparable period in 2022.

AFFO

AFFO for the three months ended September 30, 2023 increased 25.8% to $97.6 million, compared to AFFO of $77.6 million for the comparable period in 2022. AFFO per share for the three months ended September 30th increased 4.2% to $1.00, compared to AFFO per share of $0.96 for the comparable period in 2022.

AFFO for the nine months ended September 30, 2023 increased 26.3% to $278.4 million, compared to AFFO of $220.5 million for the comparable period in 2022. AFFO per share for the nine months ended September 30th increased 2.3% to $2.96, compared to AFFO per share of $2.89 for the comparable period in 2022.

Dividend

In the third quarter, the Company declared monthly cash dividends of $0.243 per common share for each of July, August and September 2023. The monthly dividends during the third quarter reflected an annualized dividend amount of $2.916 per common share, representing a 3.8% increase over the annualized dividend amount of $2.808 per common share from the third quarter of 2022. The dividends represent payout ratios of approximately 74% of Core FFO per share and 73% of AFFO per share, respectively.

For the nine months ended September 30, 2023, the Company declared monthly cash dividends totaling $2.178 per common share, a 4.5% increase over the dividends of $2.085 per common share declared for the comparable period in 2022. The dividends represent payout ratios of approximately 74% of both Core FFO per share and AFFO per share.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.247 per common share for October 2023. The monthly dividend reflects an annualized dividend amount of $2.964 per common share, representing a 2.9% increase over the annualized dividend amount of $2.880 per common share from the fourth quarter of 2022. The dividend is payable November 14, 2023 to stockholders of record at the close of business on October 31, 2023.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on November 1, 2023 to stockholders of record at the close of business on October 20, 2023.

CEO Comments

"We are very pleased with our year-to-date performance as we continue to bolster the strength of our portfolio via investment activity, with a record of nearly 69% of annualized base rents coming from investment grade retailers," said Joey Agree, President and Chief Executive Officer. "Looking forward, we are well positioned to execute on unique opportunities across all three external growth platforms, while being disciplined allocators of capital during these turbulent times.”

Portfolio Update

As of September 30, 2023, the Company’s portfolio consisted of 2,084 properties located in 49 states and contained approximately 43.2 million square feet of gross leasable area.

At quarter end, the portfolio was 99.7% leased, had a weighted-average remaining lease term of approximately 8.6 years, and generated 68.9% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the third quarter, the Company acquired seven ground leases for an aggregate purchase price of approximately $34.7 million, representing 8.2% of annualized base rents acquired.

As of September 30, 2023, the Company’s ground lease portfolio consisted of 217 leases located in 34 states and totaled approximately 5.9 million square feet of gross leasable area. Properties ground leased to tenants represented 11.6% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.8 years, and generated 87.6% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the third quarter was approximately $398.3 million and included 74 properties net leased to leading retailers operating in sectors including farm and rural supply, auto parts, tire and auto service, convenience stores, off-price retail, dollar stores, home improvement, and warehouse clubs. The properties are located in 28 states and leased to tenants operating in 23 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.9% and had a weighted-average remaining lease term of approximately 11.5 years. Approximately 72.5% of annualized base rents acquired were generated from investment grade retail tenants.

For the nine months ended September 30, 2023, total acquisition volume was approximately $1.01 billion. The 232 acquired properties are located in 37 states and leased to tenants who operate in 25 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.8% and had a weighted-average remaining lease term of approximately 11.5 years. Approximately 73.3% of annualized base rents were generated from investment grade retail tenants.

The Company now anticipates acquisition volume for the full-year 2023 to be approximately $1.3 billion of high-quality retail net lease properties.

Dispositions

During the three months ended September 30, 2023, the Company sold one property for gross proceeds of approximately $0.2 million. During the nine months ended September 30, 2023, the Company sold two properties for total gross proceeds of $3.3 million.

Development and DFP

During the third quarter, the Company commenced two development and DFP projects, with total anticipated costs of approximately $11.0 million. Construction continued during the quarter on 14 projects with anticipated costs totaling approximately $56.3 million. The Company completed eight projects during the quarter with total costs of approximately $41.4 million.

For the nine months ended September 30, 2023, the Company had 33 development or DFP projects completed or under construction with anticipated total costs of approximately $137.1 million. At quarter end, the Company had 16 development or DFP projects under construction with anticipated total costs of approximately $67.3 million, including $32.8 million of costs incurred.

The following table presents the Company's 33 development or DFP projects as of September 30, 2023:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Gerber Collision	Murrieta, CA	Build-to-Suit	15 years	Q1 2023	Complete
Gerber Collision	Ocala, FL	Build-to-Suit	15 years	Q1 2023	Complete
Gerber Collision	Venice, FL	Build-to-Suit	15 years	Q1 2023	Complete
Gerber Collision	Johnson City, NY	Build-to-Suit	15 years	Q2 2023	Complete
Gerber Collision	Lake Charles, LA	Build-to-Suit	15 years	Q2 2023	Complete
Gerber Collision	Winterville, NC	Build-to-Suit	15 years	Q2 2023	Complete
HomeGoods	South Elgin, IL	Build-to-Suit	10 years	Q2 2023	Complete
Old Navy	Searcy, AR	Build-to-Suit	7 years	Q2 2023	Complete
Sunbelt Rentals	St. Louis, MO	Build-to-Suit	7 years	Q2 2023	Complete
Five Below	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Complete
HomeGoods	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Complete
Sierra Trading Post	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Complete
TJ Maxx	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Complete
Ulta Beauty	Onalaska, WI	Build-to-Suit	11 years	Q3 2023	Complete
Gerber Collision	Fort Wayne, IN	Build-to-Suit	15 years	Q3 2023	Complete
Gerber Collision	Huntley, IL	Build-to-Suit	15 years	Q3 2023	Complete
Gerber Collision	Joplin, MO	Build-to-Suit	15 years	Q3 2023	Complete
Gerber Collision	Lake Park, FL	Build-to-Suit	15 years	Q3 2023	Complete
Gerber Collision	Toledo, OH	Build-to-Suit	15 years	Q3 2023	Complete
Gerber Collision	Woodstock, IL	Build-to-Suit	15 years	Q3 2023	Complete
Sunbelt Rentals	Wentzville, MO	Build-to-Suit	12 years	Q3 2023	Complete
Burlington	Brenham, TX	Build-to-Suit	10 years	Q4 2023	Under Construction
Ulta Beauty	Brenham, TX	Build-to-Suit	10 years	Q4 2023	Under Construction
Gerber Collision	McDonough, GA	Build-to-Suit	15 years	Q4 2023	Under Construction
Gerber Collision	Muskegon, MI	Build-to-Suit	15 years	Q4 2023	Under Construction
Gerber Collision	Springfield, MO	Build-to-Suit	15 years	Q4 2023	Under Construction
Gerber Collision	Blue Springs, MO	Build-to-Suit	15 years	Q1 2024	Under Construction
Gerber Collision	Lawrence, PA	Build-to-Suit	15 years	Q1 2024	Under Construction
Gerber Collision	Warner Robins, GA	Build-to-Suit	15 years	Q1 2024	Under Construction
Sunbelt Rentals	Ashwaubenon, WI	Build-to-Suit	10 years	Q1 2024	Under Construction
Sunbelt Rentals	Broken Arrow, OK	Build-to-Suit	12 years	Q1 2024	Under Construction
Gerber Collision	Eugene, OR	Build-to-Suit	15 years	Q2 2024	Under Construction
Gerber Collision	Odessa, FL	Build-to-Suit	15 years	Q2 2024	Under Construction
Gerber Collision	Peachtree, GA	Build-to-Suit	15 years	Q2 2024	Under Construction
Gerber Collision	Yorkville, IL	Build-to-Suit	15 years	Q2 2024	Under Construction
Sunbelt Rentals	Monroe, OH	Build-to-Suit	12 years	Q2 2024	Under Construction
Sunbelt Rentals	Traverse City, MI	Build-to-Suit	12 years	Q2 2024	Under Construction
Sunbelt Rentals	Washington, PA	Build-to-Suit	12 years	Q2 2024	Under Construction

Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 655,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 220,000-square foot Walmart in Wichita, Kansas, a 130,000-square foot Lowe’s in North Providence, Rhode Island, and a 40,000-square foot Marshalls & HomeGoods in Napa, California.

For the nine months ended September 30, 2023, the Company executed new leases, extensions or options on approximately 1,448,000 square feet of gross leasable area throughout the existing portfolio.

As of September 30, 2023, the Company’s 2023 lease maturities represented 0.3% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2023, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2023	8	1,759	0.3%	154	0.4%
2024	37	9,213	1.7%	1,032	2.4%
2025	72	17,221	3.2%	1,679	3.9%
2026	119	26,711	4.9%	2,759	6.4%
2027	152	33,736	6.2%	3,095	7.2%
2028	171	45,249	8.3%	4,133	9.6%
2029	172	51,398	9.5%	5,038	11.7%
2030	262	54,553	10.0%	4,198	9.8%
2031	174	40,996	7.5%	3,005	7.0%
2032	225	46,099	8.5%	3,458	8.0%
Thereafter	861	216,301	39.9%	14,491	33.6%
Total Portfolio	2,253	$543,236	100.0%	43,042	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2023 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2023, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

As of September 30, 2023, TBC Corporation is no longer among the Company's top tenants. The Company added BJ’s Wholesale Club to its top tenants during the third quarter of 2023. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2023:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$33,864	6.2%
Tractor Supply	26,634	4.9%
Dollar General	25,942	4.8%
Best Buy	19,515	3.6%
CVS	17,172	3.2%
TJX Companies	16,788	3.1%
Dollar Tree	16,493	3.0%
Kroger	16,315	3.0%
O'Reilly Auto Parts	15,877	2.9%
Hobby Lobby	14,638	2.7%
Lowe's	13,201	2.4%
Burlington	13,079	2.4%
7-Eleven	12,423	2.3%
Sunbelt Rentals	12,147	2.2%
Gerber Collision	11,218	2.1%
Sherwin-Williams	11,214	2.1%
Wawa	10,188	1.9%
Home Depot	8,880	1.6%
BJ's Wholesale Club	8,701	1.6%
Other(2)	238,947	44.0%
Total Portfolio	$543,236	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended September 30, 2023.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of September 30, 2023:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$52,787	9.7%
Home Improvement	46,471	8.6%
Tire and Auto Service	46,242	8.5%
Convenience Stores	45,659	8.4%
Dollar Stores	41,221	7.6%
Off-Price Retail	33,193	6.1%
General Merchandise	32,331	6.0%
Auto Parts	31,406	5.8%
Farm and Rural Supply	28,362	5.2%
Pharmacy	23,723	4.4%
Consumer Electronics	21,724	4.0%
Crafts and Novelties	16,916	3.1%
Warehouse Clubs	13,687	2.5%
Discount Stores	13,370	2.5%
Equipment Rental	12,473	2.3%
Health Services	10,337	1.9%
Dealerships	9,331	1.7%
Restaurants - Quick Service	9,261	1.7%
Health and Fitness	8,456	1.6%
Specialty Retail	6,790	1.3%
Sporting Goods	6,325	1.2%
Restaurants - Casual Dining	5,586	1.0%
Financial Services	4,925	0.9%
Home Furnishings	3,971	0.7%
Theaters	3,848	0.7%
Pet Supplies	3,430	0.6%
Beauty and Cosmetics	2,874	0.5%
Shoes	2,715	0.5%
Entertainment Retail	2,323	0.4%
Apparel	1,529	0.3%
Miscellaneous	1,186	0.2%
Office Supplies	784	0.1%
Total Portfolio	$543,236	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2023:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$37,764	7.0%
Florida	33,026	6.1%
Illinois	29,695	5.5%
North Carolina	29,355	5.4%
Ohio	28,663	5.3%
Michigan	28,270	5.2%
Pennsylvania	25,585	4.7%
New Jersey	23,117	4.3%
California	22,190	4.1%
New York	21,085	3.9%
Georgia	19,322	3.6%
Wisconsin	15,867	2.9%
Virginia	15,276	2.8%
Missouri	14,657	2.7%
Louisiana	13,702	2.5%
Kansas	13,023	2.4%
Connecticut	12,760	2.3%
Mississippi	12,379	2.3%
South Carolina	12,317	2.3%
Minnesota	11,425	2.1%
Massachusetts	11,274	2.1%
Tennessee	9,561	1.8%
Oklahoma	9,211	1.7%
Alabama	9,171	1.7%
Indiana	8,302	1.5%
Other(2)	76,239	13.8%
Total Portfolio	$543,236	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

In July, the Company entered into an agreement for an unsecured $350 million 5.5-year term loan. The Company had previously entered into $350 million of forward starting swaps to fix SOFR until maturity in January 2029. Including the impact of the swaps, the interest rate on the term loan is fixed at 4.52% based on the Company's current credit rating. The term loan includes an accordion option that allows the Company to request additional lender commitments of up to $150 million, or an aggregate of $500 million.

During the third quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 1,327,130 shares of common stock for net proceeds of $87.3 million. Additionally, the Company settled 4,251,771 shares under existing forward sale agreements, including agreements entered into during the quarter, for net proceeds of $289.9 million.

Liquidity

As of September 30, 2023, the Company had total liquidity of $957.4 million, which includes $951.0 million of availability under its revolving credit facility and $6.4 million of cash on hand. The Company’s $1.0 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to $750 million, or an aggregate of $1.75 billion.

Balance Sheet

As of September 30, 2023, the Company’s net debt to recurring EBITDA was 4.5 times. The Company’s fixed charge coverage ratio was 5.1 times as of the end of the third quarter.

The Company’s total debt to enterprise value was 28.2% as of September 30, 2023. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three and nine months ended September 30, 2023, the Company's fully diluted weighted-average shares outstanding were 97.3 million and 93.7 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2023 were 97.3 million and 93.5 million, respectively.

For the three and nine months ended September 30, 2023, the Company's fully diluted weighted-average shares and units outstanding were 97.7 million and 94.1 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2023 were 97.6 million and 93.8 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of September 30, 2023, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, October 25, 2023 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2023, the Company owned and operated a portfolio of 2,084 properties, located in 49 states and containing approximately 43.2 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets:
Real Estate Investments:
Land	$2,231,535	$1,941,599
Buildings	4,750,160	4,054,679
Accumulated depreciation	(403,501)	(321,142)
Property under development	36,114	65,932
Net real estate investments	6,614,308	5,741,068
Real estate held for sale, net	3,202	-
Cash and cash equivalents	6,384	27,763
Cash held in escrows	3	1,146
Accounts receivable - tenants, net	77,749	65,841
Lease Intangibles, net of accumulated amortization of $335,073 and $263,011 at September 30, 2023 and December 31, 2022, respectively	849,191	799,448
Other assets, net	96,269	77,923
Total Assets	$7,647,106	$6,713,189

Liabilities:
Mortgage notes payable, net	42,952	47,971
Unsecured term loans, net	346,639	-
Senior unsecured notes, net	1,793,777	1,792,047
Unsecured revolving credit facility	49,000	100,000
Dividends and distributions payable	25,131	22,345
Accounts payable, accrued expenses and other liabilities	106,755	83,722
Lease intangibles, net of accumulated amortization of $40,667 and $35,992 at September 30, 2023 and December 31, 2022, respectively	37,458	36,714
Total Liabilities	$2,401,712	$2,082,799

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at September 30, 2023 and December 31, 2022	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 100,519,717 and 90,173,424 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	10	9
Additional paid-in-capital	5,352,063	4,658,570
Dividends in excess of net income	(316,083)	(228,132)
Accumulated other comprehensive income (loss)	33,291	23,551
Total Equity - Agree Realty Corporation	$5,244,281	$4,628,998
Non-controlling interest	1,113	1,392
Total Equity	$5,245,394	$4,630,390
Total Liabilities and Equity	$7,647,106	$6,713,189

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenues
Rental Income	$136,774	$110,031	$393,259	$313,136
Other	38	34	71	147
Total Revenues	$136,812	$110,065	$393,330	$313,283

Operating Expenses
Real estate taxes	$10,124	$8,526	$29,429	$24,117
Property operating expenses	5,518	4,557	18,120	13,575
Land lease expense	411	404	1,252	1,213
General and administrative	8,844	6,992	26,087	22,265
Depreciation and amortization	45,625	35,157	129,020	95,666
Provision for impairment	3,195	-	4,510	1,015
Total Operating Expenses	$73,717	$55,636	$208,418	$157,851

Gain (loss) on sale of assets, net	(20)	3,000	299	5,326
Gain (loss) on involuntary conversion, net	-	(115)	-	(165)

Income from Operations	$63,075	$57,314	$185,211	$160,593

Other (Expense) Income
Interest expense, net	$(20,803)	$(17,149)	$(58,748)	$(46,592)
Income tax (expense) benefit	(709)	(720)	(2,201)	(2,137)
Other (expense) income	94	132	184	132

Net Income	$41,657	$39,577	$124,446	$111,996

Less net income attributable to non-controlling interest	135	152	442	485

Net Income Attributable to Agree Realty Corporation	$41,522	$39,425	$124,004	$111,511

Less Series A Preferred Stock Dividends	1,859	1,859	5,578	5,578

Net Income Attributable to Common Stockholders	$39,663	$37,566	$118,426	$105,933

Net Income Per Share Attributable to Common Stockholders
Basic	$0.41	$0.47	$1.26	$1.40
Diluted	$0.41	$0.46	$1.26	$1.39

Other Comprehensive Income
Net Income	$41,657	$39,577	$124,446	$111,996
Amortization of interest rate swaps	(631)	(273)	(1,889)	(109)
Change in fair value and settlement of interest rate swaps	8,324	(7,181)	11,664	29,881
Total Comprehensive Income (Loss)	49,350	32,123	134,221	141,768
Less comprehensive income attributable to non-controlling interest	162	121	477	630
Comprehensive Income Attributable to Agree Realty Corporation	$49,188	$32,002	$133,744	$141,138

Weighted Average Number of Common Shares Outstanding - Basic	97,255,143	79,701,136	93,474,182	75,361,583
Weighted Average Number of Common Shares Outstanding - Diluted	97,349,473	80,589,446	93,732,359	75,890,692

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net Income	$41,657	$39,577	$124,446	$111,996
Less Series A Preferred Stock Dividends	1,859	1,859	5,578	5,578
Net Income attributable to OP Common Unitholders	39,798	37,718	118,868	106,418
Depreciation of rental real estate assets	29,769	23,073	84,498	63,842
Amortization of lease intangibles - in-place leases and leasing costs	15,258	11,836	43,356	31,307
Provision for impairment	3,195	-	4,510	1,015
(Gain) loss on sale or involuntary conversion of assets, net	20	(2,885)	(299)	(5,161)
Funds from Operations - OP Common Unitholders	$88,040	$69,742	$250,933	$197,421
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,377	8,458	25,866	25,007
Core Funds from Operations - OP Common Unitholders	$96,417	$78,200	$276,799	$222,428
Straight-line accrued rent	(2,795)	(3,189)	(8,942)	(9,419)
Stock based compensation expense	2,172	1,514	6,180	4,892
Amortization of financing costs and original issue discounts	1,160	791	3,217	2,070
Non-real estate depreciation	598	248	1,166	517
Adjusted Funds from Operations - OP Common Unitholders	$97,552	$77,564	$278,420	$220,488

Funds from Operations Per Common Share and OP Unit - Basic	$0.90	$0.87	$2.67	$2.61
Funds from Operations Per Common Share and OP Unit - Diluted	$0.90	$0.86	$2.67	$2.59

Core Funds from Operations Per Common Share and OP Unit - Basic	$0.99	$0.98	$2.95	$2.94
Core Funds from Operations Per Common Share and OP Unit - Diluted	$0.99	$0.97	$2.94	$2.92

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.00	$0.97	$2.97	$2.91
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.00	$0.96	$2.96	$2.89

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	97,602,762	80,048,755	93,821,801	75,709,202
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	97,697,092	80,937,065	94,079,978	76,238,311

Additional supplemental disclosure
Scheduled principal repayments	$228	$214	$673	$633
Capitalized interest	466	554	1,669	816
Capitalized building improvements	3,602	3,135	6,697	6,977

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)
FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)
The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,
	2023
Net Income	$41,657
Interest expense, net	20,803
Income tax expense	709
Depreciation of rental real estate assets	29,769
Amortization of lease intangibles - in-place leases and leasing costs	15,258
Non-real estate depreciation	598
Provision for impairment	3,195
(Gain) loss on sale or involuntary conversion of assets, net	20
EBITDAre	$112,009

Run-Rate Impact of Investment, Disposition and Leasing Activity	$5,207
Amortization of above (below) market lease intangibles, net	8,293
Recurring EBITDA	$125,509

Annualized Recurring EBITDA	$502,036

Total Debt	$2,254,099
Cash, cash equivalents and cash held in escrows	(6,387)
Net Debt	$2,247,712

Net Debt to Recurring EBITDA	4.5	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Rental Income Source(1)
Minimum rents(2)	$127,756	$103,208	$364,462	$292,890
Percentage rents(2)	-	-	1,314	723
Operating cost reimbursement(2)	14,516	12,008	44,156	34,967
Straight-line rental adjustments(3)	2,795	3,189	8,942	9,419
Amortization of (above) below market lease intangibles(4)	(8,293)	(8,374)	(25,615)	(24,863)
Total Rental Income	$136,774	$110,031	$393,259	$313,136

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.